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                                                             EXHIBIT (d)(6)(iii)

                           ADDITIONAL PURCHASE BENEFIT

1. THE BENEFIT

     The Company will issue additional permanent life insurance policies on the Insured, with no evidence of insurability, subject to the terms and conditions below.

     The term "new policy" means each additional policy issued under this Benefit.

     The premium for this Benefit is shown on page 3.

2. PURCHASE DATES

     The Owner may purchase a new policy as of each Purchase Date. There is a Purchase Date on each policy anniversary that is nearest the 22nd, 25th, 28th, 31st, 34th, 37th, and 40th birthdays of the Insured.

     The Company must receive an application and the first premium for each new policy:

     - while the Insured is living; and

     - not more than 60 days before, nor more than 30 days after, a Purchase
       Date.

     The Owner of the new policy must have an insurable interest in the life of the insured.

3. ADVANCE PURCHASE

     A new policy may be purchased before a Purchase Date each time one of these events occurs:

     - the marriage of the Insured.

     - the birth of a child of the Insured.

     - the completion, by the Insured, of the legal adoption of a child.

     The event must occur while this policy is in force. To make an advance purchase of a new policy, there must be a future Purchase Date that has not been used. An advance purchase of a new policy cancels the next unused Purchase Date.

     The Company must receive an application and the first premium for each new policy:

     - while the Insured is living; and

     - not more than 90 days after the marriage, birth or adoption.

     The Company may require proof of the marriage, birth or adoption.

     The Owner of the new policy must have an insurable interest in the life of the Insured.

4. AUTOMATIC TERM INSURANCE

     The Company will provide term insurance on the life of the Insured during each 90 day period in which the Owner may purchase a new policy. The amount of the term insurance will be the largest amount of insurance which could have been purchased as a new policy under this Benefit. The proceeds of the term insurance are payable on the death of the Insured only if:

     - a new policy was not purchased within that period; or

     - a new policy purchased within that period is surrendered to the Company for a refund of premiums.

     The proceeds of the term insurance will be payable to the beneficiary and subject to the terms of this policy.

5. TERMS OF NEW POLICY

PLAN. Each new policy will be on a permanent life insurance plan being issued by the Company on the date of purchase of the new policy. An additional benefit that is made a part of the new policy will contain the provisions of that benefit as it is being issued by the Company on the date of issue of the new policy.

AMOUNT. The minimum amount of each new policy on the Whole Life Paid Up at 90 plan will be $20,000. The amount of each new policy on any other plan must be a least the Company's minimum for policies being issued on that plan at that time. The maximum amount of each policy will be the Amount of the Additional Purchase Benefit shown on page 3. However, in the event of a multiple birth, the maximum amount which may be purchased as an advance purchase will be the Amount of this Benefit multiplied by the number of children of the birth.

WAIVER OF PREMIUM BENEFIT. If the Waiver of Premium Benefit is in force on this policy at the time that the Owner has the right to purchase a new policy:

     - a new policy on a plan on which premiums are payable to age 90 or later may be issued with the Waiver of Premium Benefit. If premiums are being waived for this policy at the time the new policy is purchased, premiums will also be waived for the new policy for as long as they are waived for this policy.

     - a new policy on a plan on which all premiums are payable before age 90 may be issued with the Waiver of Premium Benefit only if premiums are not then being waived for this policy. If the Waiver of Premium Benefit is a part of the new policy, it will apply only to a disability that starts after the new policy takes effect.

ACCIDENTAL DEATH BENEFIT. Each new policy may be issued with the Accidental Death Benefit, provided that:

     - the Accidental Death Benefit is a part of this policy when the new policy is issued; and

     - the Accidental Death Benefit amount is not more than the amount of the new policy. However, the total amount of Accidental Death Benefit in force with the Company on the life of the Insured may not be more than the Company's published limits.

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PROVISIONS. The Suicide and Incontestability provisions in each new policy will be in effect from the Date of Issue of this policy. Each new policy will contain any exclusion provision which is a part of this policy.

PREMIUMS. The premium for each new policy including any additional benefits, will be determined as of its date of issue based on:

     -    the Company's premium rates then in effect;

     -    the plan and amount of the new policy and any additional benefits; and

     -    the Insured's age on the policy date of the new policy.

     If the Insured was age 21 or more on the Policy Date of this policy, the premium for the new policy will be based on the classification of risk of this policy. If the Insured was age 20 or less on the Policy date of this policy, the premium for the new policy will be based on the standard premium class. A more favorable class may be available based on the Insured's cigarette smoking habits.

EFFECTIVE DATE. Each new policy will take effect on the later of:

     -    the date the Company receives the application; or

     -    the date the Company receives the first premium.

6. TERMINATION OF BENEFIT

     This Benefit will terminate on the policy anniversary that is nearest the 40th birthday of the Insured. It will terminate earlier:

     -    when this policy terminates.

     -    when this policy becomes extended term or paid-up insurance.

     -    on the use of the final Purchase Date by an advance purchase.

     -    when the Owner's written request is received at the Home Office.



                               /s/ Peter W. Bruce
                             ---------------------------------
                                        Secretary
                               THE NORTHWESTERN MUTUAL LIFE
                                     INSURANCE COMPANY


MM 1-6 APB